Exhibit  99.1

Confirmation of receipt from Arthur Andersen LLP a letter, dated March 28, 2001, providing certain representations pertaining to the audit,


                  [Harbourton Financial Corporation letterhead]

March 28, 2002

Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, D.C.  20549


      Re:   Confirmation of Arthur Andersen LLP's Representations

Ladies and Gentlemen:

     Harbourton Financial Corporation (the "Corporation") is filing its Annual Report on Form 10-KSB today with consolidated financial statements audited by Arthur Andersen LLP ("Andersen"). In accordance with Temporary Note 3T to
Article 3 of Regulation S-X, this letter confirms that the Corporation has received certain required representations from Andersen in a letter dated March 28, 2002.

    Andersen has represented to the Corporation that the audit was subject to Andersen's quality control system for the U.S. accounting and auditing practice to provide reasonable assurance that the engagement was conducted in compliance with professional standards. Andersen further represented that there was appropriate continuity of Andersen personnel working on the audit and availability of national office consultation. Andersen represented that the availability of personnel at foreign affiliates of Andersen was not relevant to this audit.


                                   Very truly yours,

                                   /s/ David W. Campbell
                                   ---------------------------
                                   David W. Campbell
                                   Chairman of the Board